Filed pursuant to Rule 424(b)(3)
Registration No. 333-251808
VANECK BITCOIN ETF
SUPPLEMENT NO. 11 DATED NOVEMBER 25, 2025
TO THE PROSPECTUS DATED MARCH 1, 2024
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of VanEck Bitcoin ETF, dated March 1, 2024 (as supplemented to date, the “Prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
The purpose of this Supplement is to extend the Sponsor’s voluntary waiver of the Sponsor Fee.
Sponsor Fee Waiver
The following supersedes and replaces the supplement to the first paragraph under the caption "Prospectus Summary—The Trust's Fees and Expenses" on page 6 of the Prospectus as updated in the prospectus supplement no. 6 dated November 25, 2024.
In addition, the Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. During the period commencing on November 25, 2025 and ending on July 31, 2026, the Sponsor will waive the entire Sponsor Fee for the first $2.5 billion of the Trust’s assets. If the Trust’s assets exceed $2.5 billion prior to July 31, 2026, the Sponsor Fee charged on assets over $2.5 billion will be 0.20%. All investors will incur the same Sponsor Fee which is the weighted average of those fee rates. After July 31, 2026, the Sponsor Fee will be 0.20%.
The following supersedes and replaces the supplement to the first paragraph under the caption "Additional Information About the Trust—The Trust's Fees and Expenses" on page 69 of the Prospectus as updated in the prospectus supplement no. 6 dated November 25, 2024.
The Sponsor may, at its sole discretion and from time to time, waive all or a portion of the Sponsor Fee for stated periods of time. The Sponsor is under no obligation to waive any portion of its fees and any such waiver shall create no obligation to waive any such fees during any period not covered by the waiver. During the period commencing on November 25, 2025 and ending on July 31, 2026, the Sponsor will waive the entire Sponsor Fee for the first $2.5 billion of the Trust’s assets. If the Trust’s assets exceed $2.5 billion prior to July 31, 2026, the Sponsor Fee charged on assets over $2.5 billion will be 0.20%. All investors will incur the same Sponsor Fee which is the weighted average of those fee rates. After July 31, 2026, the Sponsor Fee will be 0.20%. In the future, if the Sponsor decides to waive all or a portion of the Sponsor Fee, Shareholders will be notified in a prospectus supplement, in its periodic Exchange Act reports and/or on the Trust’s website.